Exhibit 99.1

Investor Contact:

Jordan M. Copland

Executive Vice President and Chief Financial Officer

GSI Commerce, Inc.

(610) 491-7000

coplandj@gsicommerce.com

Media Contact:

Dawn Fryer

Corporate Communications Coordinator

GSI Commerce, Inc.

(610) 491-7013

fryerd@gsicommerce.com

FOR IMMEDIATE RELEASE

GSI COMMERCE REPORTS FIRST QUARTER FISCAL 2003 RESULTS

KING OF PRUSSIA, PENNSYLVANIA, April 30, 2003 – GSI COMMERCE, INC. (NASDAQ: GSIC), a leading outsource solution provider for e-commerce, today announced operating results for the first quarter fiscal 2003.

First Quarter Fiscal 2003 Financial Results

Net revenues were $48.9 million for the first quarter of fiscal 2003, which represents a 53.1% increase compared to net revenue of $31.9 million for the first quarter of fiscal 2002. Comparable store sales increased approximately 5% from the first quarter of fiscal 2002 to the first quarter of fiscal 2003. Comparable store sales are calculated based on Web sites that GSI Commerce has developed and operated for its partners for the entire periods for which the comparisons are made.

Net loss was $5.5 million for the first quarter of fiscal 2003 compared to a net loss of $5.3 million in the first quarter of fiscal 2002. Net loss per share was $0.14 for the first quarter of fiscal 2003 compared to net loss per share of $0.14 in the first quarter of fiscal 2002.

EBITDA loss was $2.9 million for the first quarter of fiscal 2003 compared to EBITDA loss of $3.3 million for the first quarter of fiscal 2002. EBITDA represents earnings (or loss) before interest income/expense, taxes, depreciation and amortization and stock based compensation. A reconciliation of EBITDA to net loss is contained later in this release.

Gross profit was $17.0 million and gross margin was 34.8% for the first quarter of fiscal 2003 compared to gross profit of $11.6 million and gross margin of 36.2% for the first quarter of fiscal 2002.

Operating expenses were $22.9 million for the first quarter of fiscal 2003 compared to $17.2 million for the first quarter of fiscal 2002. Operating expenses for the first quarter of fiscal 2003 primarily consisted of sales and marketing expenses of $12.7 million, product development expenses of $4.0 million, general and administrative expenses of $3.2 million, depreciation and amortization expenses of $2.7 million and stock-based compensation expenses of $0.3 million. This compares to sales and marketing expenses of $9.2 million, product development expenses of $2.3 million, general and administrative expenses of $3.3 million, depreciation and amortization expenses of $1.8 million and stock-based compensation expenses of $0.5 million for the first quarter of fiscal 2002.

Full Year 2003 and Second Quarter 2003 Outlook

The following forward-looking statements reflect GSI Commerce’s expectations as of April 30, 2003. Given the potential variability in the company’s revenue, gross margins and operating expenses, as well as the other risk factors discussed below, the company’s actual results may differ materially to the positive or negative.

Fiscal 2003 Expectations

•	Net revenue is expected to be in the range of $205-$215 million.
•	Net loss is expected to be in the range of $13-$17 million.
•	EBITDA loss is expected to be in the range of $1-$5 million.

Second Quarter Fiscal 2003 Expectations

•	Net revenue is expected to be in the range of $45-$48 million.
•	Net loss is expected to be in the range of $4.5-$6 million.
•	EBITDA loss is expected to be in the range of $1.5-$3 million.

Michael G. Rubin, Chairman and CEO of GSI Commerce, commented on the company’s first quarter results, saying, “GSI Commerce exceeded its expectations for net revenue, net loss and EBITDA loss in the first quarter of fiscal 2003. Strong sales growth reflected momentum from new and existing clients, although comparable store sales comparisons, which primarily reflect sports sites, were negatively impacted principally by sales of merchandise in fiscal 2002 related to the Salt Lake Winter Games. The year over year decline in gross margin rate was driven by mix changes, while operating expenses trended modestly better than our forecast.”

Mr. Rubin continued, “We are encouraged by the EBITDA improvement versus last year, following two consecutive quarters of negative EBITDA trends, particularly in the context of the substantial infrastructure investments that GSI Commerce has made over the last twelve months. With a strong first quarter behind us we remain positive on our outlook for 2003. Our revised guidance for the year includes not only the upside to our first quarter expectations but also a more favorable view on the balance of the year.”

During the first quarter of fiscal 2003, GSI Commerce did not purchase any shares in conjunction with the company’s $10 million stock repurchase program that was approved by the Board of Directors in June 2002 and does not anticipate purchasing additional shares at this time, although the authorization remains in effect should GSI Commerce determine to purchase shares in the future. GSI Commerce has been advised by certain of its major investors, directors and executives that they may from time to time purchase shares of GSI Commerce’s outstanding common stock on the open market at prevailing market prices or in privately negotiated transactions.

First Quarter Conference Call

A conference call to discuss GSI Commerce’s first quarter fiscal 2003 financial results will be held at 4:45 p.m. EST on April 30, 2003. For access to the conference call, call 1-888-928-9510 by 4:30 p.m. EST. The password is “Commerce” and the leader’s name is “Michael Rubin.” A tape recording of the conference call will be available, starting one hour after completion of the call, until the end of business May 9, 2003. To access the recording, call 1-888-945-6271.

A live Webcast of the conference call will also be available at www.gsicommerce.com or www.streetevents.com. A replay of the Webcast will be available for a limited time.

About GSI Commerce, Inc.

GSI Commerce is a leading outsource solution provider for e-commerce. The company develops and operates e-commerce businesses for retailers, branded manufacturers, media companies, television networks and professional sports organizations. The GSI Commerce platform includes Web site design and development, e-commerce technology, customer service, fulfillment, merchandising, content development and management, and online and database marketing.

Forward-Looking Statements

All statements made in this release and to be made in GSI Commerce’s first quarter fiscal 2003 conference call, including those in the recordings and live audio of the call, other than statements of historical fact, are or will be forward-looking statements. The words “anticipate”, “believe”, “estimate”, “expect”, “intend”, “may”, “plan”, “will”, “would”, “should”, “guidance”, “potential”, “continue”, “project”, “forecast”, “confident”, “prospects”, and similar expressions typically are used to identify forward-looking statements. Forward-looking statements are based on the then-current expectations, beliefs, assumptions, estimates and forecasts about the business of GSI Commerce and the industry and markets in which GSI Commerce operates. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions which are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or implied by those forward-looking statements. Factors which may affect GSI Commerce’s business, financial condition and operating results include the effects of changes in the economy, consumer spending, the stock market and the industries in which GSI Commerce operates, changes affecting the Internet and e-commerce, the ability of GSI Commerce to maintain relationships with strategic partners and suppliers, the ability of GSI Commerce to timely and successfully develop, maintain and protect its technology and product and service offerings and execute operationally, the ability of GSI Commerce to attract and retain qualified personnel, the ability of GSI Commerce to successfully integrate its acquisitions of other businesses and the performance of acquired businesses. More information about potential factors that could affect GSI Commerce can be found in its most recent Form 10-K, Form 10-Q and other reports and statements filed by GSI Commerce with the Securities and Exchange Commission. GSI Commerce expressly disclaims any intent or obligation to update those forward-looking statements, except as otherwise specifically stated by GSI Commerce.

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GSI COMMERCE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except share data)

(unaudited)

	December 28, 2002	March 29, 2003
ASSETS
Current assets:
Cash and cash equivalents	$61,004	$36,051
Short-term investments	2,280	1,385
Marketable securities	11,543	13,850
Accounts receivable, net of allowance of $1,533 and $1,414, respectively	3,974	3,564
Inventory	24,306	25,050
Prepaid expenses and other current assets	2,078	2,228

Total current assets	105,185	82,128
Property and equipment, net	48,669	47,354
Goodwill, net	13,453	13,453
Notes receivable	4,423	4,486
Other equity investments	2,159	2,159
Other assets, net of accumulated amortization of $1,250 and $1,471, respectively	13,684	13,444

Total assets	$187,573	$163,024

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$31,664	$15,569
Accrued expenses and other	20,283	14,555
Deferred revenue	15,025	17,737
Current portion – capital lease obligations	78	64

Total current liabilities	67,050	47,925
Commitments and contingencies
Stockholders’ equity:
Preferred stock, Series A, $0.01 par value, 5,000,000 shares authorized; 200 shares issued as mandatorily redeemable preferred stock as of December 28, 2002 and March 29, 2003, respectively; 0 shares outstanding as of December 28, 2002 and March 29, 2003, respectively	—	—
Common stock, $0.01 par value, 90,000,000 shares authorized; 38,857,855 and 38,848,772 shares issued as of December 28, 2002 and March 29, 2003, respectively; 38,783,645 and 38,774,562 shares outstanding as of December 28, 2002 and March 29, 2003, respectively	389	389
Additional paid in capital	285,625	285,692
Accumulated other comprehensive income	57	49
Accumulated deficit	(165,547)	(171,030)

	120,524	115,100
Less: Treasury stock, at par	1	1

Total stockholders’ equity	120,523	115,099

Total liabilities and stockholders’ equity	$187,573	$163,024

GSI COMMERCE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

(unaudited)

	Three Months Ended
	March 30, 2002	March 29, 2003
Revenues:
Net revenues from product sales	$29,650	$44,173
Service fee revenues	2,275	4,706

Net revenues	31,925	48,879
Cost of revenues from product sales	20,355	31,853

Gross profit	11,570	17,026

Operating expenses:
Sales and marketing, exclusive of $252 and $229 reported below as stock-based compensation, respectively	9,192	12,721
Product development, exclusive of $74 and $0 reported below as stock-based compensation, respectively	2,336	4,005
General and administrative, exclusive of $206 and respectively $59 reported below as stock-based compensation, respectively	3,302	3,178
Stock-based compensation	532	288
Depreciation and amortization	1,835	2,698

Total operating expenses	17,197	22,890

Other (income) expense:
Interest expense	132	—
Interest income	(454)	(381)

Total other (income) expense	(322)	(381)

Net loss	$(5,305)	$(5,483)

Losses per share – basic and diluted:
Net loss	$(0.14)	$(0.14)

Weighted average shares outstanding:
basic and diluted	38,050	38,784

GSI COMMERCE, INC. AND SUBSIDIARIES

EBITDA AND RECONCILIATION TO GAAP RESULTS

(in thousands expect per share data)

(unaudited)

	Three Months Ended
	March 30, 2002	March 29, 2003
EBITDA:
Net loss excluding interest income and expense, taxes and charges for stock-based compensation and depreciation and amortization	$(3,260)	$(2,878)

Net loss excluding interest income and expense, taxes and charges for stock-based compensation and depreciation and amortization, per share:
basic and diluted	$(0.09)	$(0.07)

Reconciliation of EBITDA to GAAP results:
EBITDA	$(3,260)	$(2,878)
Interest expense	132	—
Interest income	(454)	(381)
Taxes	—	—
Stock-based compensation	532	288
Depreciation and amortization	1,835	2,698

Net loss	$(5,305)	$(5,483)